Exhibit 99.2

Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

TRANSCRIPT OF CONFERENCE CALL

Operator

Good afternoon everyone, and welcome to the Power Integrations Fourth Quarter and year-end 2003 Earnings Results teleconference. Today’s call is being recorded. At this time, I would like to turn the conference over to Chief Financial Officer, Mr. John Cobb. Mr. Cobb, please go ahead.

John Cobb, Chief Financial Officer

Good afternoon, thank you for joining us to discuss Power Integrations fourth quarter and 2003 financial results. I am John Cobb, Chief Financial Officer of Power Integrations and with me today is Balu Balakrishnan, President and Chief Executive Officer. Before I begin with an overview of the quarter and year, I would like to remind you that our discussion today will include forward-looking statements reflecting management’s current forecast of certain aspects of the company’s future business. Forward-looking statements are denoted by such phrases and words as will, believe, should, expect, outlook, anticipate, and similar expression that look towards future events or performance. Forward-looking statements are based on current information that we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. We may also make forward-looking statements in response to your questions. Our forward-looking statements are subjected to risks and uncertainties, which may cause actual results to differ materially from those projected or implied in our statement. Risks and uncertainties affecting our business, which could cause actual results to differ materially are discussed in our most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. I will now turn the call over to Balu, who will take you through an overview of the business. Balu.

Balu Balakrishnan, President and Chief Executive Officer

Thank you John and good afternoon everyone. Today, we are reporting 2003 fourth quarter and year-end results. While our fourth quarter revenues of $32.3 million were below our expectations, we are pleased to have achieved earnings of 16 cents per share to meet the low end of our EPS guidance. For the year, we achieved revenues of $125.7 million, a record for Power Integrations. We are one of the few semiconductor companies to have passed its peak revenue levels from before the industry downturn. In addition, we doubled our operating income and achieved EPS of 57 cents, which is a mid point of the 50 to 65 cents guidance range, we provided a year ago.

Demand for our energy efficient integrated circuits across an increasingly diverse range of markets and customers drove revenue to these record levels. We gained significant market share along with revenue growth of nearly 30% over 2002 in all of our market segments other than the cell phone market. At the same time, our operating efficiency and continuing reduction of manufacturing cost led to our strong overall financial performance. Heading into 2004, our market leading products coupled with an improving competitive pricing environment, and increasing demand for energy efficiency positions us very well for continued strong revenue and profit growth in 2004 and beyond.

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

Now let me move on to fourth quarter results. Fourth quarter revenue is of 32.3 million was the second highest in company’s history. We were down 6.5% from the third quarter, but up 10.6% year-over-year. Despite the revenue shortfall in the fourth quarter, we achieved net income of $5.3 million or earnings of 16 cents per share. This represents a 48% increase in net income from a year ago. We also achieved an operating margin of 22% for the quarter. Our revenues in the fourth quarter of 2003 were below expectations due to lower shipments into cell phone market. We believe this resulted from a combination of factors at our largest cell phone OEMs including inventory issues, new product delays, and component shortages. Since we have a high rate of turns business and very short lead times, we felt the impact immediately, while the impact to other companies might be delayed up to a quarter. We believe these customer-specific issues do not represent any fundamental change in our longer term cell phone business. We were very pleased that our non-cell phone related revenues grew 4% sequentially during the quarter.

Now, on to performance in each of our market segments during the fourth quarter. Revenues from our Communications segment were down 25% sequentially. As I mentioned, our cell phone related shipments were impacted by customer-specific factors. For example, we believe one customer reduced its inventory, another customer had new product delays and excess inventory, and several customers shipped less than they expected because of component shortages, especially color screens. It is unclear whether these issues have now been resolved at all of these customers.

Revenues in the fourth quarter from the Consumer segment were up 10% sequentially and 83% year-over-year. Set-top box revenues were up 130% from the fourth quarter of 2002 and consumer appliances grew 71% over the same period. Our growth in applications such as home appliances and DVD players continued to be driven mainly by adoption of TinySwitch-II and TOPSwitch-GX to meet new global energy efficiency guidelines. We expect market penetration in the Consumer segment to continue.

Revenues from our Computer segment were down 7% sequentially, but were 19% higher than revenues in the same quarter last year. LCD monitors continued to be one of the strongest areas within the Computer segment with fourth quarter revenues up 75% from a year ago. We expect continuous strength in the Computer segment, primarily driven by further market penetration into LCD monitors and PC standby. Revenues from the Industrial segment were significantly higher sequentially and more than doubled year-over-year. We expect our market penetration in this segment to continue.

With that summary of the fourth quarter, let me now spend a few minutes summarizing our performance in 2003. As I mentioned, we had an excellent year. Our strong overall performance in 2003 was primarily driven by continuing acceptance of our products into diverse markets, our ongoing effectiveness in reducing manufacturing costs, and by our operating leverage.

Strategically, we maintained our clear lead on power conversion in the growing market for highly integrated power supplies. This was due to several key factors, most notably the continued successful ramp of TOPSwitch-GX and TinySwitch-II families, and excellent execution on our diversification, market penetration, and cost reduction strategies. It is evident that TOPSwitch-GX and TinySwitch-II, our two products launched nearly three years ago, continued to capture a growing share of the AC to DC supply market. TOPSwitch-GX grew 230% over 2002, and TinySwitch-II grew 65%. We expect the ramp to continue.

This year’s efforts to diversify into new markets were very successful. Through our expanded portfolio of products and highly targeted marketing programs, we further penetrated many existing markets, entered previously untapped markets such as DC to DC power supplies, and attracted many new customers who elected to use our technology for the first time. As a result, we have become significantly more diversified. Our non-cell phone related revenues grew nearly 30% over 2002 as I mentioned earlier.

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

Revenues from our consumer segment grew 40% and now makeup almost 30% of our business. This was primarily driven by 43% growth in DVD players, the nearly doubling of our revenue in set-top boxes, and an increase in our home appliance revenue of 37%. Revenues from computer segment grew 23%, and now account for 22% of our revenues. Industrial segment revenues grew 59% from the prior year. Revenues in our communication segment, which is dominated by cell phones, were relatively flat in 2003. This is the only market segment where we did not gain market share last year. This is primarily because we already have a high share of the high-end charger market, and prior to LinkSwitch we could not address the low end of the market. With the introduction of LinkSwitch, we have now just started to penetrate the low end of the market. Copper and iron prices have risen significantly over the last six months, increasing the cost of linear transformers. We are also beginning to see indications of stabilizing discrete prices. As a result of these factors, along with the ever tightening energy efficiency requirements, we expect to gain market share in cell phones in 2004 and beyond.

Revenue mix by market for 2003 was communications 36%, consumer 28%, computer 22%, industrial 8% and other 6%. We expect revenue mix by market for 2004 to be communications 34%, consumer 30%, computer 24%, industrial 8% and other 4%. Finally, 2003 was a year that our technical leadership continued and our rate of innovation accelerated. We increased our patent portfolio from 56 US and 58 foreign patents at the beginning of the year to 81 US and 61 foreign patents.

Now let me turn to the status of our products. TOPSwitch-GX and TinySwitch-II continue to experience strong design wins and design activity in all of our markets. Both product families introduced approximately three years ago were the main revenue growth drivers in 2003. Revenues from TOPSwitch-GX, which addresses applications between 10 and 250 watts, grew 230% over 2002. In the fourth quarter TOPSwitch-GX had design wins in a wide range of applications including set-top boxes, LCD monitors, LCD TVs, audio amplifiers, DVD players, server standby and a number of industrial and other consumer applications. We remain very pleased with the number and diversity of design wins we have achieved with TOPSwitch-GX.

TinySwitch-II, which addresses applications between and two and 20 watts, also achieved design wins in all four of our major market segments in the fourth quarter. Design wins included cell phone chargers, PC standby, DVD players, PDAs, home appliances and industrial applications. Revenues from TinySwitch-II grew 65% over 2002. We anticipate the level of design wins for TinySwitch-II and TOPSwitch-GX to remain strong over the next several quarters contributing significantly to revenue growth in 2004 and 2005.

Turning to our most recently introduced products DPA-Switch and LinkSwitch. DPA-Switch, our first DC-to-DC product family designed for distributed power applications in the 0 to 100 watts range was introduced in June of 2002. In the fourth quarter DPA-Switch had several low volume design wins in the communications segment and one in the computer segment. Since we introduced DPA-Switch it has been designed into products in each of our target DC-to-DC application areas namely, telecom, networking, digital phones including Voice over IP, servers and industrial. We started production shipments of DPA-Switch in the third quarter of 2003. The DC-to-DC market is highly fragmented and is relatively a new market for us. So, we expect DPA-Switch revenues to grow gradually over the next several years, similar to the ramp of TOPSwitch-GX.

LinkSwitch, which was introduced in September of 2002, is intended to help manufacturers replace bulky, inefficient linear transformers, also known as energy vampires, used in the 0-3 watt range. We estimate this market to be more than one billion units a year. In the fourth quarter, LinkSwitch had design wins in our communications, consumer and industrial market segments. In the communication segments we had another high volume design win with a cell phone OEM to

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

replace linear transformers with highly integrated power supplies using LinkSwitch. We now have two major design wins in LinkSwitch and have started production quantity shipments on both. Link Switch design activity remains strong primarily in cell phones, home appliances and industrial applications. The cell phone design activity includes several high volume opportunities. As I mentioned earlier, copper and iron prices have risen significantly over the last six months, increasing the cost of linear transformers and making LinkSwitch and even more attractive solution.

As a result of these factors plus ever-tightening energy efficiency requirements and the introduction of LinkSwitch-TN, which I’ll discuss in a moment, we expect significant growth in LinkSwitch product family revenues over the next several years. Two days ago, we announced the availability of LinkSwitch-TN ICs, the newest members of the LinkSwitch family designed to address non-isolated AC to DC power supplies. We expect these ICs to help us further penetrate and diversify our revenues and customer base. Non-isolated power supplies are frequently used to power electronics that control many appliances – home appliances such as dishwashers, washing machines, rice cookers, vacuum cleaners and personal care products such as electric toothbrushes. They are also used in industrial applications such as utility meters, motor controls and lighting. Even though our existing products are capable of addressing non-isolated applications, LinkSwitch-TN is much more competitive. This positions us to more rapidly penetrate the non-isolated portion of these markets. We’re very encouraged by the high level of interest shown by manufacturers who have sampled Link Switch-TN.

Revenue mix by product family in 2003 was TOPSwitch I and II at 19%, TOPSwitch FX and GX at 29%. TinySwitch I and II at 50%, Link Switch and DPA-Switch combined at 2%. Our forecast for revenue mix by product family in 2004 is TOPSwitch I and II at 12%, TOPSwitch FX and GX at 30%, TinySwitch I and II at 50% and Link Switch and DPA-Switch combined at 8%.

Now onto our outlook for 2004. In 2004, we intend to remain focused on the long-term growth strategies that have been successful to date. Diversification of our end markets and customers, further penetration of key targets, product and design support innovations that enhance our ability to serve customers, and a commitment to leadership in energy efficiency.

We believe that energy efficiency standards will continue to drive interest in adoption of our products. For instance, the European Union standard already has a 750-milliwatt limit on standby consumption of low power external adapters. Effective 2005, this standby consumption level is being tightened to 300 milliwatt for low power adapters.

The European Union has now proposed a further tightening of this limit to 150 milliwatts, starting in 2007. In addition, for the first time, the proposal also imposes minimum efficiency standards during normal operation. We believe these requirements will, for all practical purposes, rule out the use of linear transformer based solutions for external adapters. The increasingly stricter global energy efficiency requirements combined with increasing cost of older technology, position our products for excellent growth over the next several years.

Operationally, we are on track on our long-term goals to reduce manufacturing cost and provide additional capacity. We expect to transfer an increasing percentage of our products offshore for test over the next two years. We are also on track on qualification efforts with our third foundry, ZMD. In addition to these strategic cost saving initiatives, we will continue our efforts to reduce manufacturing costs through yield improvements, the reduction of test time, silicon cost and package cost. Also as always, we’ll continue to pursue technical innovations that could provide additional cost savings. These efforts should provide us continuous cost reductions for the foreseeable future giving us pricing flexibility to continue our profitable growth.

Now onto our guidance. Because of the high level of turns business, our visibility continues to be limited, and quarterly forecasting is very difficult. Historically, first quarter revenues are usually down from the fourth quarter. However, based on information available, including first quarter

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

bookings to date, we estimate that the revenues in the first quarter will be flat to up 6% sequentially. We expect earnings to be in the range of 13 to 15 cents per share. For the year, we expect revenues to be in the range of 150 to $160 million, and earnings to be between 70 and 80 cents per share. John will provide more details on our guidance.

I’d like to take this opportunity to thank our employees, distributors, partners for their excellent execution and their help to make 2003 such a success. With well over one billion integrated circuits shipped to date, we believe that our products are positioned to become the standard for designing highly integrated and energy efficient power supplies across a diverse set of markets. I have great confidence that execution of our diversification and market penetration strategies along with those commitments to energy efficiency will drive continuing growth in 2004 and beyond. I will now turn the call over John to review the financials. John.

John Cobb, Chief Financial Officer

Thank you Balu, we are pleased that despite the sequential decline in revenues, we are able to increase our operating margin in the fourth quarter, to product cost reductions and constraints on discretionary spending. Overall, 2003 was an excellent year as we grew our revenues to record level and increased our net income 89% over 2002. We are well positioned as we start the new year.

Now on to the details. Net revenue for the fourth quarter was $32.3 million an increase of 10.6% from the $29.2 million reported in the same period last year, and a decrease of 6.5% from the $34.5 million reported for the third quarter. For the year, net revenues were $125.7 million an increase of 16% from $108.2 million reported in 2002. In the fourth quarter, our gross margin was 50.7% of net revenue. This gross margin included a 1.1%, onetime benefit from the buildings purchase. Excluding that amount our gross margin was 49.6%, this compares to 47.7% in the fourth quarter of 2002 and 47.2% in the previous quarter. The improved gross margin was a result to our continued focus on cost reductions. In the first quarter, we expect the gross margin to be in a range of 48 to 49%. We expect our gross margin to range from 47 to 49% for all of 2004.

Income from operations in the fourth quarter was $7.1 million or 22% in net revenue; excluding the $813,000 onetime benefit from the buildings purchase, the income from operations was $6.3 million or 19.5% of net revenues. This compares to $4.7 million or 16% in the same period last year and $6.5 million or 18.7% last quarter. For the year, income from operations doubled to $24.1 million or 19.2% of net revenues from $12 million or 11.1% in 2002. Net income after-tax for the fourth quarter was $5.3 million or 16.3% of net revenue, this compares with $3.6 million or 12.2% in the same period last year and $4.8 million or 13.8% last quarter. Net income for the year was $18.1 million or 14.4% of net revenue compared to $9.6 million or 8.9% in 2002.

Earnings per share for the fourth quarter of 2003, on a diluted basis were 16 cents per share on approximately 33 million shares outstanding. This compares with 12 cents per share in the fourth quarter of 2002 and 15 cents per share last quarter. Our earnings per share for the year were 57 cents compared to 32 cents in 2002.

Looking at operating expenses, R&D spending in the fourth quarter was $3.9 million or 12% of net revenue, compared to $3.9 million or 13.3% in the same period last year, and $4.3 million or 12.4% last quarter. For the year, R&D spending was $16.4 million compared to $14.7 million in 2002.

Sales and marketing expenditures, which include applications engineering, were $3.7 million in the fourth quarter or 11.4% of net revenue, compared to $3.7 million or 12.8% in the same period last year, and $3.8 million or 11.1% in the prior quarter. For the year, sales and marketing expenses were $15.5 million compared to $14.5 million in 2002.

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

G&A spending in the fourth quarter was $1.7 million or 5.3% of net revenue. This compares with $1.6 million or 5.6% in the same period last year, and $1.7 million or 4.9% of net revenues in the prior quarter. For the year, G&A spending was $6.9 million compared to $6.2 million in 2002. Overall, operating expenses as a percentage of revenue declined to 30.8% in 2003 from 32.8% in 2002. In 2004, we expect our operating expenses to increase 5 to 10% as we plan to add sales and application engineering resources to support our revenue growth objective.

Moving to the balance sheet. Cash at the end of the fourth quarter was $115.3 million. During the quarter, we paid $27 million for our building, and as a result our cash decreased $14.8 million from last quarter. Cash increased $5.9 million from a year ago. Net accounts receivable were $10.3 million at the end of the fourth quarter, down from $11.9 million in third quarter. Days-sales-outstanding in our net receivables at the end of the quarter were 29 days, compared to 31 days the preceding quarter. The reduction in DSO is the result of higher revenue being generated early in the quarter. Over time we expect our DSO to trend higher.

Net inventory at the end of the fourth quarter was $23.1 million, an increase from the $15 million last year, and an increase from the $19.8 million last quarter. The inventory turns in the fourth quarter decreased to 2.8 from 3.7 last quarter. In the first quarter, we expect our inventory turns to be at the low end of our target range of three to four. We completed the $30 million purchase of our buildings in the fourth quarter. As we mentioned last quarter, this provided a one-time benefit of $813,000 in ongoing savings of approximately $600,000 per quarter.

Our financial outlook for 2004 and the first quarter is as follows. In 2004, we expect our revenues to be in a range of 150 to $160 million. Our revenue growth will result primarily from increasing shipments of TinySwitch-II and TOPSwitch-GX. Link Switch and DPA-Switch will also contribute significant revenue. We expect to achieve earnings per share in 2004 in the range of 70 to 80 cents. In the first quarter we expect our revenue’s to be in a range of flat to up 6% sequentially. The gross margin should be in a range of 48 to 49%, we expect our operating expenses to increase 4% to 6% sequentially. As a result of the above, earnings per share in the first quarter are expected to be in a range of 13 to 16 cents.

That concludes our prepared remarks. Before we ask for questions, we would like to remind you that we plan to present at the Raymond James and Associates 25th Annual Institutional Investors Conference in Orlando on March 1st, and the JP Morgan Chase Small Cap Conference in Denver on March 11 through to 12. Operator, can you please open the line for questions?

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

QUESTION AND ANSWER SECTION

Operator: Yes sir, thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, we ask that you please un-mute your phone to allow the signal to reach our equipment. Once again, star one to ask a question and we’ll pause just a moment to gather our roster.

We’ll take our first question from Lee Zeltser with Needham & Company. Please go ahead.

<Q – Lee Zeltser>: Hi guys, a couple of questions. First, if you can talk a little bit about more about the cell phone market and the dynamics you saw there? You mentioned some of the factors qualitatively that slowed down demand. Can you give us a sense of what was probably the most powerful factor that drove that? And then secondly, we saw some pretty strong results generally speaking from the cell phone manufacturers. Were there some different demand dynamics from the power supply manufacturers in that market that you saw?

<A – Balu Balakrishnan>: Well, first of all you have to remember that you know, there is a time delay between we shipping the product and the cell phone gets shipped. So, if they ship more cell phones in Q4 that means that they actually purchase more products from us in Q3.

<Q – Lee Zeltser>: Sure.

<A – Balu Balakrishnan>: The second issue is that the – as far as the problems we talked about in the cell phone market it varies from customer to customer, and this happened in the largest of the OEMs. So, one of them had an inventory reduction program and so they didn’t purchase as many products as they originally planned. The second customer had a delay in the new product where we had been designed in and were expecting to ship products, but because of the delay they didn’t buy, especially in November and December. And they also had excess inventory - at this particular customer, but we had several customers who said that they could not ship as much as they wanted to, because of shortage of components and the most prominent one appears to be the color display screen.

<A – John Cobb>: I think another key factor to look at is while many of the cell phone companies had sequential growth, I think the key is it wasn’t what they had originally expected. So, when they purchase their components in Q3 and early Q4, they had higher expectations and as they went through the quarter, they realized that they are going to meet those expectations and so they stopped purchasing parts. In one case, they already had excess inventory and then in another case, as Balu mentioned, they actually made an effort to reduce their inventory during the quarter. So, in their words, they could benefit future quarters.

<Q – Lee Zeltser>: Okay. You mentioned there’s not huge amount of visibility going at the first quarter, specifically from that market. What would your expectations be specifically in that end market for growth on a sequential basis?

<A – Balu Balakrishnan>: Well, except for one customer, where we have seen some rebound, the rest of them at least to date seem relatively weak. Now that could change anytime, if they have an inventory issue and that goes away or if they introduce the new product then that could change in February or March. But as of now, we only see one customer rebounding.

<Q – Lee Zeltser>: Okay, whereas others could be flat to down sequentially?

<A – Balu Balakrishnan>: Yes.

<Q – Lee Zeltser>: Okay, thanks very much guys.

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

<A – John Cobb>: Thank you.

<A – Balu Balakrishnan>: Thank you.

Operator: We’ll go next to Ryan Subano with Maple Leaf Partners. Please go ahead.

<Q – Ryan Subano>: Good evening. I was wondering if you could give a little more explanation on the gross margin benefit and with purchase of the building?

<A – John Cobb>: In purchasing our buildings, we had a lease on the building and it was a 10-year lease, the way of work in the leases, we had an escalation where each year, the amount of lease payment that we make up over time. In accordance with the General Accepted Accounting Principle, you have to straight line the lease payment over the life, so that the expense that you get from the lease is equal each year, which means since you’re paying less in the early years, then your expense you build up an accrual a liability. And over time, in the building, we had been in the building about three years. We have built up this liability of $813,000, which we would have then paid through future lease payments. But since we purchased our building, then we no longer have that liability. So, we reversed it and that’s the one-time benefit. And as I said, it was $813,000 about $360,000 of that was in our cost of sales as a credit and the remaining amount was in the operating expenses as a credit. So, that was the one-time benefit that we got in the fourth quarter. And then as I also mentioned, the reason we purchased building is that gives us ongoing savings of about $600,000 a quarter.

<Q – Ryan Subano>: Okay, and also I understood that there was a downtick in the R&D expense for the quarter, which wasn’t the case either in the fourth quarter of ‘02 or ‘01 so if you could just give a bit more detail?

<A – John Cobb>: That’s – the operating expenses declined from Q3 to Q4 and that was due to the building purchase. As I mentioned, about $450,000 of that one-time credit flowed through our operating expenses and that was allocated between the three elements and then as I said, we get $600,000 approximately a quarter savings. We closed on the building on November 1st. So, we got about $400,000 in total savings of an ongoing nature and about half of that $400,000 was in our operating expenses.

<A – Balu Balakrishnan>: So essentially there is no change in R&D expenditure. It’s actually the allocation of the building into the R&D part of the expense that guided that down.

<Q – Ryan Subano>: Okay. So, then if you are guiding for you know, 6% – up to 6% increase in operating expenses for next year. Will that be more so on the SG&A side than the R&D side?

<A – John Cobb>: It will – the guidance for next year was 5 to 10%. It was 4 to 6 for the next quarter, and it will be predominantly in the sales and marketing. There would be increases in the other items, but sales and marketing more than the others.

<Q – Ryan Subano>: Okay, and as far as balance sheet items, the increase in inventory is that just simply due to the fact of the – the miss on the revenue line?

<A – John Cobb>: Yes.

<Q – Ryan Subano>: Okay. All right. Thank you.

<A – John Cobb>: Thank you.

Operator: We will go next to Kevin Wenck with Polynous Capital Management. Please go ahead.

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

<Q – Kevin Wink>: Good afternoon.

<A – John Cobb>: Hello

<Q – Kevin Wenck >: I want to talk about your comments on gross margins for 2004, which – there is a little bit of a range, but at the bottom end of the range, they drop about 2% from this year and at the top end they are about flat from this year. So, if you could give us a little bit more color as to the factors that will affect gross margins that way this year?

<A – John Cobb>: There’s a couple of factors. One that we have talked about quite a bit over the last few quarters is we have engaged in what we call proactive pricing in strategic situations where we get a little more aggressive on pricing with strategic customers and in high volume situations, which means we would sacrifice gross margin percentage points to increase our revenue and increase our gross margin dollars. So, we have done that over this last year and as the conditions warrant we will continue to do that in 2004. In addition, we do purchase our wafers in Yen from our Japanese foundries. We have a relationship with them where we share the currency fluctuation but that is going to have a 1 to 1.5% impact on our gross margin assuming the Yen doesn’t weaken in the near future.

<Q – Kevin Wenck >: Okay and John, the 10 million increase in paid-in capital in Q4 is that all from options exercises or is there anything else going on in there?

<A – John Cobb>: Well, option exercises and the tax benefit related to the exercises.

<Q – Kevin Wenck >: Okay and then, one other comment I want to get into a little bit is, I feel like the growth story that I’ve heard in Power Integrations overtime is a 20% to 25% secular grower, but I was struck by the 10 - or the 5 to 10% operating expense increase projected for 2004. I would think you would want to invest more at this point, if you really do see the 20% to 25% secular growth rate over time. Are there any comments or color, if you’ve on, my contrast about that will be helpful?

<A – Balu Balakrishnan>: Well, one of the advantages of our model is that we don’t have to bring out hundreds of products, new products as many other companies do to keep the growth going. We on the average bring out one or two new products a year, so we fundamentally have a operating leverage, so we don’t have to grow our operating expenses as much as our revenue growth. Having said that we are investing quite heavily in sales and marketing because our challenge is really to grow our market share, as you know, we have a very, very large market with the product that we already have, obviously, we’ll introduce more products as we go along. But how do we grow our market share as quickly as possible. So, the incremental dollars are essentially going to a large extent into sales and marketing. The other reason of course is that we don’t own our fab, we don’t do any assembly of our own, we subcontract assembly and we have already started shipping test overseas. So within the next two years, we’ll be doing most of our testing overseas that again gives us the significant operating leverage because our operating expenses don’t have to go up as much. So, we’re not really cutting back on any expenses that we believe are necessary to maximize our growth, if that’s your concern.

<Q – Kevin Wenck >: Okay, thanks for your comments.

<A – Balu Balakrishnan>: You’re welcome.

Operator: We’ll go next to Tore Svanberg, Piper Jaffray. Please go ahead.

<Q – Tore Svanberg>: Yes, good afternoon. Could you just take us back to last quarter and sort of on a linear basis just help us understand what happened each month as the quarter progressed?

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

<A – Balu Balakrishnan>: I think we talked about in the last conference call that our revenues were relatively linear in Q3 more linear than usual and also Q4, our forecast was more linear than usual. And we spent a lot of time understanding that, to make sure that that is the case. But the way it turned out was that it was much more typical of our historical linearity that is we had a strong October, a weaker November and much a weaker December and it was not as much because of our forecast. Obviously, the forecast wasn’t accurate, but the things changed in the marketplace that we did not anticipate. We did not anticipate the cutback in the demand due to factors that really were totally outside of our control.

<A – John Cobb>: Tore, just to add something. If you look at our forecast, we are actually ahead of our forecast through the end of October and then through the end of November when you add October and November we are pretty much on our forecast and where we fell short was in December.

<Q – Tore Svanberg>: Okay, very well. And if we then look at March quarter guidance, what conviction level do you have at this point for that 5% to 6% guidance? Is this a conservative number, are you assuming some of these cell phone customers coming back, help us to understand a little bit the conviction there?

<A – Balu Balakrishnan>: First of all, we have looked at all of the information available to us, and of course the most important one is our bookings to date, which is fairly good, it turns out. It is better than we expected to date. So, that gives us some strong –a positive feeling. And also in spite of the weakness in the cell phones, we are seeing a relatively strong growth in all other areas and the reason we have given such a wide range is the question mark on the cell phones. We don’t know how much is going to come back and on the low end, we are assuming that it is not going back very strong, and on the high end, we think there is a moderate pickup in the cell phone business. And that’s basically how we have come up with it. And then also, if you look at historically, we usually go down in Q1. However for factors we mentioned Q4 was lower than Q3, and if you average Q3 and Q4 and look at that respect to Q1, we are pretty much in the historic range.

<Q – Tore Svanberg>: Okay, so given the bookings you mentioned so far in this quarter, will that mean that your turns requirement for this quarter where we are right now versus where we are at the same time last quarter, would be lower?

<A – Balu Balakrishnan>: Yes, yeah, we are expecting approximately 70% turns this quarter, where as we needed low 70s in the last quarter.

<Q – Tore Svanberg>: Okay, very well. And finally just talking a little bit more about your pricing strategy last year, you obviously were pretty aggressive there, now you also mentioned you are seeing signs of pricing stabilization. How is that going to progress throughout the year and would you potentially change that strategy, if you see pricing really strengthening in some of the competitors components?

<A – Balu Balakrishnan>: Okay. Obviously, we will not reduce prices unless we have to. And, Q3, and Q4 were pretty strong declines in discrete components contrary to the reports that were saying basically that the discrete components were already stabilizing and possibly even going up. We didn’t see any of it all through Q4. And so, we made – we continue to make proactive pricing changes or adjustments in Q3 and Q4 and that’s one of the reasons we are projecting slightly lower margins going forward, but if the pricing of a competitive solution firms up, then it certainly gives us a significant advantage, and what we are hearing now our customers are not saying that the discrete components are actually going down, but for the first time they are beginning to tell us that it may not go down any further in 2004. That’s a big change. Now obviously our customers don’t have a lot of incentive to tell us that the pricing is going up, but of course if you look at the reports that you read, there are certainly indications that many of the companies are raising prices.

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

<Q – Tore Svanberg>: Very well, thank you.

<A – Balu Balakrishnan>: You’re welcome.

Operator: We go next is Shawn A. Slayton, Ferris Baker Watts, please go ahead.

<Q – Shawn Slayton>: Hi. Gentlemen Good afternoon - Balu or John can you remind us what the correlation is between unit shipments for PCs and your components within the power supplies or semi-power supplies within those boxes.

<A – John Cobb>: First of all, we only play in the desktop PC market and our main play is the PC standby and PC standby is 1 chip per desktop PC.

<Q – Shawn Slayton>: Fine. Right and you said some – oftentimes you guys are shipping 1 quarter before the actual handset ships out the door from the OEM, is that – is that similar for the PC or?

<A – John Cobb>: Yeah. I believe I mean it is hard to say, we do not have a direct correlation but if you look at it historically, our strongest shipment months are September and October and sometimes September is stronger and sometimes October is stronger. So that’s where the peak occurs just between September and October, whereas most companies have a very strong Q4. We get most of our growth in Q3 and Q3 to Q4 is usually flat plus or minus.

<Q – Shawn Slayton>: Ok. The LinkSwitch – can you talk about which – which handset OEM is the most likely candidate for adoption of that, I think I recalled it – that Nokia was may be a prime candidate for adopting our product. Is there any traction with that particular customer?

<A – John Cobb>: Yeah. We are working with all of the cell phone customers to replace linear transformers and so far we have been able to convert 2 of them – one we mentioned in the – what happened in Q3 – in fact we started shipping in Q3 – that was- that was a high volume customer using our technology for the first time. The second one we got in Q4 and we started shipping in high volumes to this customer. They are very sensitive about us mentioning their name to our investors. So, but I can tell you it is not Nokia – it is not – you know we haven’t been able to address Nokia as yet.

<Q – Shawn Slayton>: Ok. That is fair and I apologize if I missed this, 10% customers in the December quarter?

<A – John Cobb>: The 10% customers were just the distributors, Memec 25% and…21%.

<Q – Shawn Slayton>: If I recall Samsung is not – Samsung is kind of fallen off the list because your shipping more to their merchants you were shipping to Samsung is that correct?

<A – John Cobb>: That’s correct, last quarter in Q3. They were about 11% and in Q4, they fell just below 10% our direct shipments to Samsung.

<Q – Shawn Slayton>: Direct shipments?

<A – John Cobb>: Samsung.

<Q – Shawn Slayton>: Okay. Thanks guys.

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

<A – Balu Balakrishnan>: You’re welcome.

Operator: We’ll go next to Brian Wu of Bear Stearns. Please go ahead.

<Q – Brian Wu>: Yes. Question on the full-year guidance, Balu, you kind of measured that you are going to see some price stabilization. Is any of that kind of baked in, or factored into your full-year guidance?

<A – Balu Balakrishnan>: Yes, to the extent that, that would give us a boost. We have factored that in. You know, if you look at – if you translate the numbers into growth, we are talking about 19% to 27% growth, that assumes that we have both the market share growth and an end market growth.

<Q – Brian Wu>: Okay. And also, if pricing is increasing for the discretes, I mean – I guess the follow-on to your previous question, but could there be, I guess, upside to margins or you don’t think so?

<A – Balu Balakrishnan>: Well, there is always upside to margins if the prices increase. Again, it’s really hard to give an accurate number because we want to have the flexibility of being aggressive in certain situations to maximize our growth. You know, I just don’t want to lose that flexibility because, I think it’s important for us to grow our revenue and our profit dollars rather than maximize the last bit of gross margin.

<Q – Brian Wu>: All right thanks. Thanks a lot.

<A – Balu Balakrishnan>: You’re welcome.

Operator: Our next question is from Andrew Huang with American Tech Research. Please go ahead.

<Q – Andrew Huang>: Hi.

<A – Balu Balakrishnan>: Hi.

<Q – Andrew Huang>: Two quick questions. First, with respect to the LCD monitor or TV market, could you somehow quantify your progress in ‘03 and then maybe your expectations for ‘04?

<A – John Cobb>: In terms of growth?

<Q – Andrew Huang>: Yes, in terms of your revenues or sales to those specific end markets.

<A – John Cobb>: Well, we mentioned that our LCD monitor revenue grew 73% from Q4-to-Q4. So, we’ve gained significant share in that market, and at this point we believe our market share is somewhere between 15 to 20%, which is about double of where it was a year ago.

<Q – Andrew Huang>: Okay, but that all comes specifically from monitors?

<A – John Cobb>: Yes. LCD TV is relatively small. In terms of the end market, in terms of units, it’s relatively small, and in terms of our penetration, we’re still very early.

<Q – Andrew Huang>: Okay, and do you have an ASP for the quarter?

<A – John Cobb>: 51 cents

<Q – Andrew Huang>: So actually ticked up a slight bit, I think it was 50 cents.

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

<A – John Cobb>: Yes. One thing that happened in the quarter is because the cell phone market was so weak, then TinySwitch-II was softer than normal but TopSwitch-GX had tremendous growth in the quarter and that that helped a higher ASP. So that drove our average ASP up in the quarter.

<Q – Andrew Huang>: Then, one last question. It looks like the tax rate for the quarter was 28%, can you give us an idea of what we should use going forward?

<A – John Cobb>: We are expecting 28% for ‘04.

<Q – Andrew Huang>: Thank you.

<A – Balu Balakrishnan>: You are welcome.

Operator: Our next question is from Steve Smigie with Raymond James. Please go ahead.

<Q – Steve Smigie>: Great. Thank you.

<A – Balu Balakrishnan>: Hi Steve.

<Q – Steve Smigie>: Hi. Yes, my first question is, could you give a breakout of the actual mix of FX and GX and the other product categories in the quarter as a percentage of revenues or as dollar amount?

<A – John Cobb>: We usually combine FX and GX.

<Q – Steve Smigie>: Right. That’s right, I am sorry, FX and GX and then Tiny-II and LinkSwitch for the quarter and the full year?

<A – John Cobb>: We just provide the annual numbers.

<Q – Steve Smigie>: Okay. And then sort of a follow-on from the other – could you maybe you mentioned already, but in terms of linearity did you discuss January, just coming off from December?

<A – John Cobb>: January is based on orders and shipments, January is stronger than December.

<Q – Steve Smigie>: Okay. And then in terms of the new links, which products that you mentioned, what sort of timeframe would you expect to see for a ramp in those products?

<A – Balu Balakrishnan>: Generally, when we introduce a product, it takes a year before we see meaningful revenue. So, you know shouldn’t expect very much revenue at all for this year. However, the interest level is so high, I wouldn’t be surprised if we get some revenue in Q4, but it won’t be very significant. I am talking about the latest product that was introduced two days ago the LinkSwitch-TN.

<Q – Steve Smigie>: I guess the other part of the question was related to looking at say DPA-Switch versus your LinkSwitch, existing LinkSwitch product where the existing product line seems to have ramped so much faster and just wondering if you might see a repeat with the other one as well?

<A – Balu Balakrishnan>: Oh, I am not sure I understand your question. Could you repeat the question?

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

<Q – Steve Smigie>: It seems that, for example, the existing LinkSwitch product ended up ramping much faster than you might have expected, at least relative to the DPA-Switch, which I think were released relatively similar timeframes. And I was wondering if that was just a possibility with the newly released LinkSwitch product as well?

<A – Balu Balakrishnan>: The LinkSwitch product is ramping faster than DPA-Switch for the reasons you mentioned. LinkSwitch-TN will have a similar type of ramp, but it will still be delayed because the appliance market is relatively long design cycles and so it does take a year before it goes into production.

<Q – Steve Smigie>: Okay. Thank you very much.

<A – Balu Balakrishnan>: You are welcome.

Operator: We’ll going next to Gus Richard with First Albany. Please go ahead.

<Q – Gus Richard>: Hi guys. Could you guys just repeat real quickly the mix of FX, Tiny I and II for ‘03? This is at the close of the year.

<A – John Cobb>: Yes, we will. Just a second. For ‘03, the TOPSwitch I and II were 19, FX and GX were 29, Tiny I and Tiny II are 50 and Link and DPA were 2% combined.

<Q – Gus Richard>: Got it, and then typically, you guys lead the other components sold in the handsets by about a quarter, if I am not mistaken, is that right?

<A – Balu Balakrishnan>: That appears to be so from – you know, looking at the history.

<Q – Gus Richard>: Okay. And then the customer that came back is that the one that was having the product delays?

<A – Balu Balakrishnan>: No. It is the one which was doing inventory reduction.

<Q – Gus Richard>: Got it. Got it. Got it. And okay. I think that covers it for me. Thanks.

<A – John Cobb>: Okay. Thanks.

<A – Balu Balakrishnan>: Thanks

Operator: We will go next to ClarkFuhs with Needham Company. Please go ahead.

<Q – Clarke Fuhs>: Hi. Yes. Thank you. Can you hear me?

<A – John Cobb>: Yes.

<A – Balu Balakrishnan>: Yes.

<Q – Clarke Fuhs>: Okay. Great. The gross margin guidance for the year is 47 to 49. Did I hear that correctly?

<A – John Cobb>: Yes.

<Q – Clarke Fuhs>: Okay, and the guidance for the first quarter was about 48 to 49?

<A – John Cobb>: Correct.

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

<Q – Clarke Fuhs>: That’s actually down from the fourth quarter even if you take out the one-time impact. What is the reason for that?

<A – John Cobb>: There’s two reasons. One, as I mentioned on an earlier question, we are going to have an impact from the Yen strengthening. We purchase our wafers in Japan. We purchase them in Yen. We split the difference and we purchase the wafers and then it flows through our inventory. So, that will have an impact on us and then, in addition, we as we have discussed, we have done some proactive pricing and so, that will have an impact. And as we have said before, we have done the pricing - proactive pricing and we do cost reductions and you know, we try to match them up as well as we can, but the two main reasons are impact from the Yen and some of this pricing that we did.

<Q – Clarke Fuhs>: You know, the gross margin came in a little bit higher than you originally guided even with that benefit for Q4 and the reason for that was mix?

<A – John Cobb>: It was due to some cost reductions that were made in the quarter and the mix. Our mix because we shipped much more GX than we had originally forecasted and much less Tiny-II than we have had originally forecasted. Even though our margins are relatively close, it was enough to swing it about a half a point from what we had originally guided.

<Q – Clarke Fuhs>: Okay, and your – you used to have a model of a gross margin of 50% overall. Is that still your model or have you gone away from that?

<A – Balu Balakrishnan>: Our model, long-term model has been 45 to 50%, and in good times, we have been well above 50%. In some really bad times we have been below 45%. So, going forward, we will obviously try to maximize the gross margin, but not at the risk of slowing the revenue growth or not at the risk of not getting - maximizing the EPS. So, our goal is to maximize profit dollars, which obviously means you have to get good gross margins, but sometimes sacrificing gross margins a little bit, if that can lead to more profit dollars and higher top-line, that’s what we will do.

<Q – Clarke Fuhs>: Yes actually, I understand all that. I’m actually, kind of pointing to the predictability of this line item. It seems like it’s pretty wild card factor from quarter-to-quarter, lot of little knobs that can turn it one-way or the other. So, that’s actually kind of what I’m pointing at. I mean, do you think your gross margin is predictable?

<A – John Cobb>: I think it is – I think the last quarter we were little short, this quarter we’re little up. Prior to that we’ve been pretty close, we can never predict things exactly, we can never forecast exactly.

<Q – Clarke Fuhs>: Right.

<A – John Cobb>: So, we do our best and we’re pretty close, but we can’t always be exact.

<Q – Clarke Fuhs>: One other question on another topic. You mentioned that January was up from December but that doesn’t sound like it’s very hard to do. How it did – how’s that comparing so far with October?

<A – John Cobb>: I think it’s probably at this point, it’ll probably be based on the orders that we have in the bookings, it will be pretty close to where were in November, just to give you perspective

<Q – Clarke Fuhs>: The run rate, Okay.

<A – Balu Balakrishnan>: Yes.

<Q – Clarke Fuhs>: Very good. Thank you very much.

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

Operator: We’ll go next Lee Zeltser with Needham and Company. Please go ahead.

<Q – Lee Zeltser>: Hi guys. Sorry if I missed this earlier, but if you can just remind us sequentially what bookings – excuse me, what lead-time trends and ASP trends were?

<A – Balu Balakrishnan>: Our lead time was – our official lead-time is four weeks on pretty much most of our products. In reality, we are a lot better than that; we’ve almost no lead-time on many of our products. So, that’s one of the reasons when something, some demand changes in the market place, we see it immediately, because people don’t order until they need – need the parts as they are, some of them order only a week ahead of time. That’s – in a way good and bad news. Good news is we know it immediately, the bad news is, it happens and it happens then there is nothing you can do about it. What was the other question you had, a question on ASP?

<Q – Lee Zeltser>: Right, on the sequential basis or actually if you can tell us the – absolute number?

<A – Balu Balakrishnan>: The ASP in the quarter was 51 cents, during Q3 it was $50 cents. So, it actually went up because of a mixed shift toward GX.

<Q – Lee Zeltser>: Okay great. You don’t have it on a mix-adjusted basis?

<A – Balu Balakrishnan>: No, I don’t have that.

<Q – Lee Zeltser>: All right, thanks very much.

<A – Balu Balakrishnan>: Okay, thank you.

Operator: We’ll go next to Sangeeth Peruri with Seligman Capital. Please go ahead.

<Q – Aziz Ferry>: Hi guys, couple of questions, I guess there was some sell-side reports recently about order cancellations at Phihong etcetera, does that relate to the customer delays your talking about or is that a separate issue or was those sell-side reports inaccurate?

<A – Balu Balakrishnan>: The sell-side report was false actually.

<Q – Sangeeth Peruri >: Okay. So, that was the case.

<A – Balu Balakrishnan>: In fact we got two separate communications from Phihong saying that is totally wrong and is definitely not the case.

<Q – Sangeeth Peruri >: Okay. Great and then can you help us out in terms of the Yen affecting currency. What percent move in the Yen affects your gross margin? To what level are you incorporating any hedging to offset that?

<A – John Cobb>: As we discussed before, the arrangement we have with our two foundries in Japan is we purchase the wafers in Yen, we have a peg rate with each of them, it’s different to one compared to the other, but we split the difference to the extent the exchange rate fluctuates from that we split the difference. So, we only get half the up side or half of the down side. When you go through all the math looking at what percent of our cost is wafer and such, in general about a ten point swing in the Yen represents about a three-quarter point gross margin. Either benefit or hit depended upon which way it goes.

<Q – Sangeeth Peruri >: Okay. And does it make sense to hedge that additionally at all or not really?

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

<A – John Cobb>: Probably not, hedging is not a cheap thing to do and there is a lot of risk in doing and hedging and as I said a ten-point swing which historically over a shorter period of time has been fairly significant, so, it’s a bit unusual, also obviously if they are fairly dramatic, swings and we will renegotiate the base rate either way.

<Q – Sangeeth Peruri >: I see, okay. And then in terms of the cell phone weakness that you saw, how are you sure that it wasn’t market share loss, I guess there is, always talk about guys like Fairchild etc. entering this market and there hasn’t been that many companies so far that have really talked about big weakness in the cell phone market. So, it’s seems a little bit hard to understand.

<A – John Cobb>: Well we’ve done a fairly thorough analysis and as we said in the comments one of our largest customers and they mentioned it on their conference call, reduced their inventory during the quarter and then the, another large customer indicated that they were late in shipping product and their growth in terms of what they shipped sequentially was only about half of what they expected and their inventory levels are higher than they want and they plan to reduce their inventory levels. So, while the cell phone shipments to the end markets grew sequentially, it’s clear that there was lots of different issues within the cell phone manufactures themselves and I think the – what was actually shipped in the fourth quarter relative to what people had expected in September and October when they were ordering their parts, I think the fourth quarter was not quite as strong.

<Q – Sangeeth Peruri >: Okay, it makes sense. Remind me again how much cell phone shipments were down for you guys in the fourth quarter and what’s the expectation for what that portion of your revenue does for the first quarter?

<A – John Cobb>: From the third quarter to the fourth quarter was down 25%.

<Q – Sangeeth Peruri >: Okay.

<A – Balu Balakrishnan>: But we had a very strong quarter, third quarter for cell phones. So, you know, lot of people purchased a large number of components based on what they thought they’re going to do in the fourth quarter, which even though many companies did well, they obviously didn’t do as well as they thought they were going to do.

<Q – Sangeeth Peruri >: Okay, makes sense, and into the first quarter, what is your guidance kind of incorporate, you know, to what the cell phone market will do for you?

<A – Balu Balakrishnan>: As I mentioned earlier, so far we’ve only seen one of the customers rebounding. The rest of them are still at relatively low levels of procurement. So, what we’ve done is we’ve given you a range of flat to 6% and in the flat end we are being pessimistic about the cell phone market, and at the 6% end of the – we are assuming a moderate comeback on the cell phone market.

<Q – Sangeeth Peruri >: Okay. So, the main Delta and the guidance between 0 to 6% is the cell phone market then?

<A – Balu Balakrishnan>: To a large extent yes. I mean, there is obviously – we don’t know the other markets for certainty anyway, but I am saying that’s a big factor.

<Q – Sangeeth Peruri >: Okay, that makes sense. Motorola, I guess they’re typically a 10% customer or plus through distribution. What were they in the quarter?

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

<A – John Cobb>: Well, typically we don’t ship to Motorola directly but even if you combined what we do ship indirectly they are generally less than 10%.

<Q – Sangeeth Peruri >: Okay, is it pretty close to that level or is it – are they a very modest customer at this point?

<A – John Cobb>: It’s in the high single digits.

<Q – Sangeeth Peruri >: Okay. Thank you.

<A – Balu Balakrishnan>: Thanks.

Operator: We’ll go next to John Lopez with Minot Capital. Please go ahead.

<Q – John Lopez>: Hi, thanks. Just wanted to ask you a question on the full year guidance and just trying to understand gross margin as a lever. If your margin is going to be between 47 and 49 meaning it is going to be decreasing here, I assuming you guys are using price. Yet, you know the mid point of the full year guidance is it up about 24% year-on-year, which is kind of dead in line with where most industry forecasters are calling, are looking for in terms of industry growth. So, I guess my question to you is to the extent that you are using margin for pricing, I would have assumed that you would be outgrowing the industry more significantly than the guidance assumes. So, could you just walk me through you know what that contemplates? Is it just conservatism or, you know, what am I missing in that analysis?

<A – John Cobb>: Well, our revenue guidance was a 150 to $160 million, which is 19 to 27% growth, and you have to look at it relative to the growth in our end market. And again, our primary end-markets are communication, computer and consumer and we ship one chip for one unit. So, if you look at the growth in those end-markets in terms of the unit growth in those end-markets, it is somewhere between the 5 to 10% range in the unit volume of the devices in the end-market. So, 19 to 27% indicates that we are gaining sizeable share across those markets

<Q – John Lopez>: Okay and so just to go back to a reference you made earlier, the gross margin tends to get above 50% when times are really good. What about your expectations for calendar 04 that makes this year not really good. Why wouldn’t gross margin move above that 50% threshold.

<A – Balu Balakrishnan>: When I say really good, it’s not just the growth of the end market, it’s competitive positioning. So, it really depends upon where our competitive solutions are in price at any given time.

<Q – John Lopez>: Okay, great. Thanks a lot.

Operator: We’ll go next with Andrew Huang, American Technical Research. Please go ahead.

<Q – Andrew Huang>: Hi, just had one follow-up question, on the DPA-Switch. Can you help you to give us a sense of the progress you’re making and I am kind of curious to find out if the progress you are making use with OEMs or with power supply companies?

<A – Balu Balakrishnan>: We have designs with both OEMs and a power supply companies and we have design activity in both of those areas. When I say OEMs these are the telecom and networking companies, the Nortels, the Siemens, the CISCOs of the world and so on. And in terms of the power supplier companies, they are usually building these power supply for the OEMs and some of the designs, early designs we’ve got are in Asia, because what’s happening in AC-DC power supplies or what has happened in AC-DC power supplies is beginning to happen in DC-DC where many of these power supply designs are going to Asia and so we’re working with them also. It’s both.

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

<Q – Andrew Huang>: Okay. Thank you

<A – Balu Balakrishnan>: Welcome.

Operator: And for our last question, we’ll go to Clark Fuhs with Fulcrum Global Partners.

<Q – Clark Fuhs>: Yes thanks, just one or two follow-ups. What is the operating margin you expect in the first quarter?

<A – Balu Balakrishnan>: It’s based on the guidance that we gave.

<Q – Clark Fuhs>: Okay, I mean if that’s what it is then I can figure it out, and the operating expenses forward of 6% sequentially is based on actual reported numbers, that includes the credit, right?

<A – Balu Balakrishnan>: Right. $9.3m, would be after that.

<Q – Clark Fuhs>: Right, okay. That’s good. So, you’re not quite coming back all the way to Q3 operating expense levels.

<A – John Cobb>: Correct and just to be clear, and that’s because we get these ongoing benefit from the building. To give, the operating margin for Q1 using the numbers that we gave you, should be somewhere in a range of 18 to 21%.

<Q – Clark Fuhs>: And then, you usually on the annual reviews you give some status of the penetration you are in various markets, what’s your estimated cell phone penetration is, you know 35%, it was 26% last year and PC standby and server standby and so on and so forth. Have you got estimates for those as of yet.

<A – John Cobb>: The larger ones we do in cell phones we believe we are about flat for the same percent, you said 26% which is, I think what we’ve said before, so we still believe we are at about 26%. PC Standby, we believe we are at about 40% share right now.

<Q – Clark Fuhs>: Okay. Server standby value has been as high about 90% right?

<A – John Cobb>: 80% to 90%, is very high.

<Q – Clark Fuhs>: And LCD you gave earlier at 15% to 20%?

<A – John Cobb>: Correct.

<Q – Clark Fuhs>: Consumer white goods.

<A – John Cobb>: That’s probably in the mid-teens somewhere.

<Q – Clark Fuhs>: Okay. That’s been 15% before, so that’s kind of stayed study, that hasn’t increase too much?

<A – John Cobb>: Well, I think the numbers that we gave you before were probably three or four months ago, so those weren’t – the 15% on consumer appliances, that’s higher than where we were a year ago.

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Power Integrations Inc. Company	POWI Ticker	Q4 2003 Earnings Call Event Type	Jan. 22, 2004 Date

<Q – Clark Fuhs>: Okay. Where were you about a year ago?

<A – John Cobb>: Probably around 10%.

<Q – Clark Fuhs>: Okay. And in the DVD, do you have any idea of the penetration DVDs yet?

<A – John Cobb>: That one we don’t have right now.

<Q – Clark Fuhs>: Okay. Any category I’m missing?

<A – Balu Balakrishnan>: I think those are the big ones.

<Q – Clark Fuhs>: Yes. Okay, thanks.

<A – John Cobb>: Thanks.

Operator: Ladies and gentlemen, this does conclude today’s question and answer session. At this time, I would like to turn the conference back to Mr. John Cobb for any additional or closing remarks.

Balu Balakrishnan, President and Chief Executive Officer

This is Balu. Thank you for joining us today and we look forward to seeing some of you at the upcoming conferences. Thank you.

Operator: This does conclude today’s discussion. You may disconnect now.

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